Exhibit 5.1

Celanese Corporation
222 W. Las Colinas Blvd., Suite 900N
Irving, Texas 75039
Phone: (972) 443 4000
April 24, 2018

Celanese Corporation
222 W. Las Colinas Blvd., Suite 900N
Irving, TX 75039

Re:	Celanese Corporation - Registration Statement on Form S-8 - Offering of Shares of Series A Common Stock Pursuant to the Celanese Corporation 2018 Global Incentive Plan
Ladies and Gentlemen:
I am the Vice President, Deputy General Counsel and Corporate Secretary of Celanese Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 2,500,000 shares (the “Shares”) of the Company’s Series A Common Stock, par value $0.0001 per share, issuable pursuant to the Celanese Corporation 2018 Global Incentive Plan (the “Plan”).
In connection with this opinion, I have examined the Registration Statement and related prospectus, the Plan, the Certificate of Incorporation and the By-laws of the Company, minutes of the board of directors, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies.
Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan, the Registration Statement and related prospectus, against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
This opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion to the extent that any other laws are applicable to the subject matter hereof, and express no opinion and provide no assurance as to the compliance with any federal or state securities law, rule or regulation.
I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement. In giving these consents, I do not thereby admit that I am an “expert” or otherwise within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ James R. Peacock III
James R. Peacock III
Vice President, Deputy General Counsel and
Corporate Secretary